Exhibit 4.19

COMMON SHARE PURCHASE AGREEMENT

between

GASTAR EXPLORATION LTD.

and

CHESAPEAKE ENERGY CORPORATION

dated as of

November 4, 2005

i

	6.2	Representations and Warranties	11
	6.3	Related Agreements	12
	6.4	Registration Rights Agreement	12
	6.5	Material Adverse Change	12
	6.6	Company Requirements	12
	6.7	Opinions of Counsel	12
	6.8	Delivery of Shares	12
	6.9	Evidence of Authority; Good Standing	12
7.	Miscellaneous		12
	7.1	Financial Statements and Other Information	12
	7.2	Expenses	12
	7.3	Notices	13
	7.4	Entire Agreement; Amendments	13
	7.5	Assignment	14
	7.6	No Third Party Rights	14
	7.7	Counterparts	14
	7.8	Headings: Interpretation	14
	7.9	Governing Law	14
	7.10	Arbitration	14
	7.11	Attorney Fees	15
	7.12	Severability	15
	7.13	JOINT ACKNOWLEDGMENT	15

SCHEDULES

Schedule 3.2	Outstanding Registration Rights
Schedule 3.5	Litigation; Contingencies
Schedule 3.6	Subsidiaries
Schedule 3.7	Liens Against Assets
Schedule 3.8	Consents
Schedule 3.9	Proprietary Rights
Schedule 3.10	Changes to Financial Statements
Schedule 3.11	Compliance With Laws
Schedule 3.13	ERISA
Schedule 3.14	Environmental Matters and Permits
Schedule 3.17	Taxes
Schedule 3.18	Absence of Certain Developments
Schedule 3.19	Brokerage Fees
Schedule 3.23	Affiliate Transactions

ii

COMMON SHARE PURCHASE AGREEMENT

THIS COMMON SHARE PURCHASE AGREEMENT, dated effective as of November 4, 2005 (“Agreement”), between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Purchaser”) and GASTAR EXPLORATION LTD., an Alberta corporation (the “Company”).

WITNESSETH:

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to obtain additional equity funding, and the Purchaser desires to make an investment in the Company;

NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. Purchase and Sale.

1.1 Consideration. The Company hereby agrees to issue and sell to the Purchaser 27,151,641 common shares (the “Shares”), without par value, of the Company (“Common Shares”), and the Purchaser hereby agrees to purchase the Shares for a per share purchase price equal to the lesser of (the “Purchase Price”): (a) CDN $3.31 per Share, or (b) the greater of (i) average per share closing price of the Common Shares on the Toronto Stock Exchange for the three (3) trading days immediately preceding the date of Closing or (ii) CDN $3.15 per Share. The Purchase Price will be payable by wire transfer of immediately available funds at the closing of the transactions contemplated by this Agreement and the Related Agreements (as hereinafter defined) by the parties hereto (the “Closing”). All references in this Agreement to “dollars” or “$” shall mean the lawful money of the United States of America, unless otherwise specifically identified as “CDN $” or “Canadian dollars”. The computation of the Purchase Price in Canadian currency shall be converted, if necessary, into U.S. dollars using the mid-range rate for the purchase of Canadian dollars at the close of business on the business day immediately preceding the date of determination in New York, New York as published in the New York edition of The Wall Street Journal.

1.2 Authorization. The Company agrees that the Shares to be issued and sold to the Purchaser shall be duly authorized and issued, and shall be fully paid, nonassessable and shall not be subject to any fees, encumbrances, pledges or “adverse claims” (as Section 8.102(a)(1) of the Uniform Commercial Code of the State of Oklahoma defines that term), and upon delivery to the Purchaser will vest full, valid and legal title to the Shares in the Purchaser.

1.3 Preemptive Rights. The Company hereby grants to the Purchaser the preemptive right to acquire a percentage of any additional common shares, or debt or equity securities convertible into common shares (collectively, “Preemptive Right Securities”) the Company may issue such that, if such right is exercised, Purchaser would own, immediately following such issuance, the same percentage of the outstanding Common Shares owned by the Purchaser as the percentage owned by Purchaser immediately preceding any such issuance (assuming for purposes of calculating percentages the conversion of all outstanding convertible equity securities or debt owned by the Purchaser or issued by the Company and the exercise of all outstanding warrants, options or other rights to acquire Common Shares owned by the Purchaser or issued by the Company) (the “Purchaser’s Pro Rata Amount”) provided, however, that the number of shares issuable to the Purchaser shall not exceed the amount which would require shareholder approval under the principal securities exchange for the Company’s common shares. This preemptive right shall terminate in the event the Purchaser holds less than 10% of the outstanding Common Shares of the Company. This preemptive right shall also terminate on the fourth anniversary of the approval for listing of the Common Stock on the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange (the “Listing Exchange”); provided, however, in the event the Common Stock at any time thereafter shall not be listed on the Listing Exchange or on another nationally recognized securities exchange, the preemptive rights shall be reinstated, subject to any other independent basis for termination (including as provided in the immediately preceding sentence). This preemptive right shall not apply to: (i) securities of the Company issued or sold pursuant to the agreements or warrants set forth on Schedule 3.2; (ii) the issuance of capital stock or warrants, options or other rights to acquire capital stock currently outstanding or that may hereafter be granted by the Company to any

COMMON SHARE PURCHASE AGREEMENT

officer, employee, consultant or director under any existing or future option plan, incentive plan or other benefit plan of the Company or under any option, warrant or other right to acquire capital stock that is or has been approved by the shareholders of the Company; (iii) securities of the Company issued in connection with the acquisition of oil and gas properties or other oil and gas assets or the equity interests of any entity owning such assets; or (iv) with respect to a merger, plan of exchange or other combination involving the Company that requires the approval of the shareholders of the Company and with respect to which such approval is obtained. Subject to the other provisions of this Section 1.3, upon the issuance by the Company of Preemptive Right Securities, the Purchaser shall have the right to purchase the Purchaser’s Pro Rata Amount of the Preemptive Right Securities for the same cash purchase price and on the same terms as the other purchasers of such Preemptive Right Securities, except in the case of an underwritten public offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities legislation and regulations of the securities regulatory authorities (including the Toronto Stock Exchange) of any applicable jurisdiction, or jurisdictions collectively, in Canada (the “Canadian Securities Laws”), in which case the Purchaser’s purchase price shall be the cash purchase price at which the Preemptive Right Securities are offered to the public. Upon receipt of written notice from the Company of the Company’s intent to issue Preemptive Right Securities, the Purchaser shall provide written notice to the Company of its intent to exercise or not to exercise its preemptive rights within 10 days of the Purchaser’s receipt of such notice from the Company. Failure of the Purchaser to provide notice within such 10 days shall be deemed to be a waiver of such preemptive rights. Any issuance of Preemptive Right Securities for cash not completed within 90 days of the date notice is provided by the Company to the Purchaser as provided in the preceding sentence hereof shall be deemed to be a new issuance of Preemptive Right Securities to which this subparagraph applies.

1.4 Registration Rights Agreement. Simultaneous with the Closing, the Company and the Purchaser will enter into a Registration Rights Agreement in substantially the form of Exhibit A attached hereto (the “Registration Rights Agreement”).

1.5 Observation and Information Rights. So long as the Purchaser owns at least five percent (5%) of the outstanding capital shares of the Company and no Purchaser representative is serving as a member of the Company’s board of directors, the Purchaser will have the right to designate one representative of the Purchaser to attend and observe all meetings of the board of directors of the Company, all meetings of committees of such board and all meetings of the board of directors of each of the subsidiaries of the Company. Subject to the confidentiality provisions and other restrictions set forth below, the Company will provide such designated observer with all notices, materials and information provided to any of the members of the boards of directors or committees at the same time as such notices, materials and information are provided to the directors including, without implied limitation, any written consent by the directors and any notices, material or information regarding such written consent. The Company will promptly pay or reimburse each such designated observer for all reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings of the Company or any subsidiary. The parties agree that the designated observer will leave for that portion of any meeting where outside legal counsel is discussing any legal matter with the board of directors in a situation where the presence of the observer is, in the reasonable opinion of such counsel, potentially able to impair the successful assertion of the attorney client privilege with respect to the matter being so discussed. The Purchaser will, and will cause its designated observer to, (i) maintain the confidentiality of all material nonpublic information disclosed to either of them pursuant to the foregoing provisions and (ii) refrain from trading in shares of Common Shares or any other securities of the Company while in possession of any such material nonpublic information.

2. The Closing.

2.1 Closing Date. The Closing shall take place at the offices of the Purchaser at 6100 North Western Avenue, Oklahoma City, Oklahoma on November 4, 2005 and upon all of the conditions precedent set forth in Section 6 of this Agreement having been satisfied (the “Closing Date”).

COMMON SHARE PURCHASE AGREEMENT

2.2 Payment and Delivery. At the Closing, the Purchaser shall pay the Purchase Price by transferring immediately available funds by wire transfer to the Company. At the Closing, the Company will deliver to the Purchaser certificates representing the Shares. The certificates for Shares shall be subject to a legend restricting transfer under the Securities Act, and referring to restrictions on transfer therein, such legend to be substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE.

The Shares may also include any legend required under the laws of any state, province or other jurisdiction and will include a legend required under the Canadian Securities Laws, substantially as follows:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date that is 4 months and a day after the distribution date].

THE SECURITIES HEREIN ARE SUBJECT TO THE RESALE RESTRICTIONS SET OUT IN SECTION 3.2 OF ALBERTA SECURITIES COMMISSION RULE 72-501.

The foregoing legends will be removed and the Company will issue replacement certificates without such legends upon registration of the Shares and in accordance with applicable law including the Canadian Securities Laws.

3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that, as of the date of this Agreement:

3.1 Organization and Existence. The Company is a corporation duly continued and validly existing and in good standing under the laws of Alberta, Canada and has all requisite corporate power to carry on its business as now conducted and is qualified to do business in those jurisdictions where its ownership, lease or use of property or the conduct of its business requires such qualification. The Company has delivered to the Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

3.2 Capitalization: Ownership of Shares: Authorization. The Company has an unlimited number of authorized Common Shares and no authorized or issued shares of preferred shares. As of the date of this Agreement, the Company had (a) 136,440,407 issued and outstanding Common Shares; (b) no treasury shares; and (c) $30,000,000 of 9.75% convertible senior unsecured debentures outstanding that may be converted into 6,849,315 underlying Common Shares. The Company is obligated pursuant to its Senior Secured Notes to issue to the purchasers of the Senior Secured Notes, for no additional consideration, additional shares in increments valued at CDN $4,500,000 on each of the six, twelve, and eighteen-month anniversaries of the initial closing of June 17, 2005, valued on a five-day weighted average trading price immediately prior to the date of issuance. Additionally, the Company is obligated pursuant to its Senior Secured Notes to issue to the purchasers of the Senior Secured Notes, for no additional consideration, additional shares in increments valued at CDN $714,286 on each of the six, twelve and eighteen-month anniversaries of the second closing of September 19, 2005, valued on a five-day weighted average trading price immediately prior to the date of issuance. In addition as of October 5, 2005, the Company had (i) issued warrants to purchase up to 2,992,261 Common Shares, and (ii) authority to grant up to 25,000,000 options exercisable for Common Shares pursuant to stock option plans which have been approved by the Company’s shareholders, of which 17,425,850 share options were outstanding. There are 17,520,850 share options outstanding as of the date hereof. Other than the registration rights granted to the Purchaser in accordance with the transactions contemplated hereby, the Company has granted only the registration rights more particularly described in Schedule 3.2 that are currently in effect, including demand or piggy-back registration rights. Except as set forth in this Section 3.2, there are no other options, warrants, rights, conversion rights, phantom rights, preemptive rights or any other rights of any party to receive equity of the Company. Upon issuance of the Shares to the Purchaser, the Purchaser will be the record and beneficial owner of the Shares and the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable. As a result of the issuance of the Shares, the Company is not, nor will it become, obligated to issue any additional shares of capital stock (preferred or common) to any officer, director, shareholder or other party.

COMMON SHARE PURCHASE AGREEMENT

3.3 No Conflicts. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the execution and delivery of the Related Agreements by the Company and certain of its subsidiaries, and performance by the Company and its subsidiaries hereunder and thereunder, will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under (i) the Articles of Incorporation, Bylaws or other governance documents of the Company or any of its subsidiaries or (ii) any material indenture, mortgage, deed of trust or other contract or agreement to which the Company or any of its subsidiaries is a party or by which their respective assets are bound, or violate any statute, rule, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body, except for any violation, breach or default that would not have a Material Adverse Effect.

3.4 Authority; Enforceability. The Company has full right, power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements and the consummation of the transactions contemplated hereby to be performed by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements by the Company or to consummate the transactions contemplated hereby to be performed by the Company. This Agreement, the Registration Rights Agreement and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights, by the availability of injunctive relief or specific performance and by general principles of equity and, in the case of the Registration Rights Agreement, any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

3.5 Litigation; Contingencies. Except as described in Schedule 3.5, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, agency or arbitrator that would result in any Material Adverse Effect or that questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement, the Registration Rights Agreement or the Related Agreements. As used in this Agreement, the term “Material Adverse Effect” shall mean an event, circumstance, loss, development or effect that would result in a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries.

3.6 Subsidiaries. Except for the subsidiaries listed in Schedule 3.6 attached hereto, the Company has no subsidiaries or any material equity interests in any other corporation, partnership, limited liability company, joint venture or other entity (excluding joint ventures, joint operating or ownership arrangements and tax partnerships entered into in the ordinary course of business). The Company owns one hundred percent (100%) of all of the issued and outstanding equity capital of each of the subsidiaries listed Schedule 3.6. Each subsidiary of the Company has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business; and each subsidiary of the Company is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect. All of the issued and outstanding capital stock or similar equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or similar equity interests of each subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects, except as provided in Schedule 3.7.

3.7 Title to Assets. Except as otherwise set forth in Schedule 3.7, the Company and its subsidiaries have: (i) defensible title to its oil and gas properties, title investigation having been carried out by the Company in accordance with the practice in the oil and gas industry in the areas in which the Company operates and (ii) good and defensible title to all other material real properties and all other material properties and assets owned by them, in each case, except for Permitted Encumbrances, free from liens, encumbrances and defects that would materially affect the value thereof taken as a whole or materially interfere with the use made or to be made thereof by them as a whole. The Company and its subsidiaries have maintained all their tangible personal properties material to the business of the Company and its subsidiaries, taken as a whole, in good repair, working order and

COMMON SHARE PURCHASE AGREEMENT

operating condition, subject to ordinary wear and tear, and all such assets are suitable for the purposes for which they are presently being used, except where the failure to have such would not be reasonably expected to have a Material Adverse Effect. The Company and its subsidiaries have all easements, rights-of-way and similar authorizations required for the use of the real properties and all other properties and assets owned by them and used in the conduct of the business as heretofore conducted except where the failure to have such would not be reasonably expected to have a Material Adverse Effect. No material properties or assets of the Company and its subsidiaries, or any portion thereof, has been condemned or otherwise taken by any public authority, and neither the Company nor any of its subsidiaries has received written notice that any such condemnation or taking is threatened or contemplated. “Permitted Encumbrances” as used herein shall mean any or all of the following: (a) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry; (b) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or laws to secure payment of amounts not yet delinquent; (c) encumbrances securing payments to mechanics and materialmen or securing payment of taxes or assessments that are, in either case, not yet delinquent; (d) lessor’s royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to materially reduce the value of the property affected; (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (f) rights reserved to or vested in any governmental entity, to control or regulate any of the assets in any manner, and all applicable laws, of any governmental entity; (g) production sales contracts; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, (in each case) to the extent the same are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business.

3.8 Consents. Except as otherwise set forth in Schedule 3.8, the Company is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement, the Registration Rights Agreement or the Related Agreements and the transactions contemplated hereby and thereby, except such filings as may be required to be made with the Securities and Exchange Commission (“SEC”), pursuant to the Canadian Securities Laws and/or the Toronto Stock Exchange and with any state or foreign “blue sky” or securities regulatory authority. Except as otherwise set forth in Schedule 3.8, the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Company.

3.9 Proprietary Rights. Except as set forth on Schedule 3.9, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have a Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that would have a Material Adverse Effect. The conduct of the Company’s and its subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way that would have a Material Adverse Effect. There is no infringement of any proprietary right owned by or licensed by or to the Company or any of its subsidiaries that would have a Material Adverse Effect.

3.10 Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to any applicable reporting requirements of the 1934 Act, if any, or to be filed by it under the Canadian Securities Laws (all of the foregoing filed prior to the date this representation is made (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein) being herein referred to as the “Reports”). The Company has made available to the Purchaser true and complete copies of all Reports filed since October 15, 2003. As of their respective dates, the Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to thereto. None of the Reports, at the time they were filed with the SEC or under

COMMON SHARE PURCHASE AGREEMENT

Canadian Securities Laws, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of the Company and its subsidiaries included in the Reports and in the Company’s registration statement on Form S-1 and any amendment thereto filed with the SEC under the Securities Act (the “Form S-1”) complied as to form in all material respects with applicable accounting requirements and the published securities laws, rules and regulations applicable thereto. Such consolidated financial statements have been prepared in accordance with U.S. or Canadian generally accepted accounting principles (as applicable), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Schedule 3.10, all of the financial statements present fairly in all material respects the financial position and the results of operations of the Company and its subsidiaries as of the dates and for the periods shown therein, and to the knowledge of the Company, there has been no Material Adverse Effect on the financial condition of the Company since June 30, 2005. Except as set forth on Schedule 3.10, neither the Company nor any of its subsidiaries has any debt, liability or obligation, contingent or otherwise, that would have a Material Adverse Effect. The accounting firm that has expressed its opinion with respect to the consolidated financial statements included in the Company’s most recently filed annual Report and the Form S-1 is independent of the Company as required under the Canadian Securities Laws or pursuant to the standards promulgated by the SEC in Rule 2-01 of Regulation S-X, as applicable, and such firm was otherwise qualified to render the audit opinion under applicable laws. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by the Company in the Reports or the Form S-1 that has not been so disclosed.

3.11 Compliance with Laws; OSHA. The Company and its subsidiaries are in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any court or federal, state or local governmental body or agency relating to its assets and business, except for such violations or failures to comply that would not result in a Material Adverse Effect. Except as set forth on Schedule 3.11, since January 1, 2002, neither the Company nor any of its subsidiaries has received any notice, citation, claim, assessment or proposed assessment alleging any violation of any federal, state or local safety and health laws, except for any such violations as would not result in a Material Adverse Effect.

3.12 Labor Matters. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has experienced any work stoppage or other material labor disturbance within the past three years. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement with respect to its employees and, to the knowledge of the Company, there are no current attempts to organize its employees.

3.13 ERISA. Except as set forth on Schedule 3.13 or in reports, schedules, forms, statements or other documents filed by the Company with the SEC or pursuant to Canadian Securities Laws, neither the Company nor any of its subsidiaries maintains or sponsors: (i) any pension, retirement, savings, deferred compensation or profit-sharing plan; (ii) any stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan; (iii) severance plan, health, group insurance or other welfare plan; or (iv) any other similar plan or any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the term “plan” shall include any contract, agreement or policy, each such plan being hereinafter referred to individually as a “Plan”). Each Plan intended to be qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received or timely applied for a favorable determination letter from the Internal Revenue Service regarding such qualified status (or is covered by a favorable opinion letter issued by the Internal Revenue Service) and since such determination (or opinion letter), no amendments to or failure to amend any such Plan or any other circumstances adversely affects its tax qualified status. Except for any matter that would not have a Material Adverse Effect, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan that is subject to the prohibited transaction requirements of the Code or ERISA. Except as set forth on Schedule 3.13, neither the Company nor any of its subsidiaries has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Code) or any complete or partial

COMMON SHARE PURCHASE AGREEMENT

withdrawal liability (within the meaning of Sections 4203 and 4205 of the ERISA, respectively), with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company or any of its subsidiaries makes or ever has made a contribution and in which any employee of the Company or any subsidiary is or has ever been a participant.

3.14 Environmental Matters. Except as would not have a Material Adverse Effect or as set forth on Schedule 3.14 (a) the Company and each of its subsidiaries have obtained all Environmental Permits (as defined below) that are required with respect to their respective businesses, operations and properties, either owned or leased, and (b) the Company, each of it subsidiaries, and their respective properties are in compliance with all terms and conditions of all applicable Requirements of Environmental Law and Environmental Permits. Except as would not have a Material Adverse Effect or as set forth on Schedule 3.14, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has received any notice from any governmental authority of any unresolved violation or liability arising under any Requirements of Environmental Law or Environmental Permit in connection with its assets, businesses or operations, except for any such violation or liability as would not have a Material Adverse Effect.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) that seeks to impose liability for (a) pollution or contamination of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) the transportation, processing, distribution in commerce, use or storage of hydrocarbons. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding initiated by a third party to revoke, modify or terminate an Environmental Permit.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or any foreign country or of any state, municipality or other political subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hydrocarbons or chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

“Requirements of Environmental Law” means all requirements in effect on the Closing Date imposed by any applicable law, rule, regulation or order of any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets that relate to (a) pollution or protection of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) regulation of the processing, distribution in commerce, use or storage of hydrocarbons.

3.15 Permits and Licenses. The Company and its subsidiaries have all licenses, permits and other authorizations necessary for the conduct of their respective businesses as they are currently being conducted, except where the failure to hold any such licenses, permits or authorizations would not have a Material Adverse Effect.

3.16 Insurance. The Company and its subsidiaries maintain insurance policies (together with all riders and amendments) relating to the assets or the businesses of the Company and its subsidiaries with coverage limits in amounts that the Company believes are sufficient to protect against any material claim for casualty or property damage. Such insurance policies are in full force and effect and all premiums due thereon have been paid or accrued on the books of the Company.

COMMON SHARE PURCHASE AGREEMENT

3.17 Taxes. Each of the Company and its subsidiaries (i) has made or filed all foreign, U.S. and Canadian federal, state, provincial and territorial income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes), (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those items set forth on Schedule 3.17 being contested in good faith and for which the Company has made appropriate reserves on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (i) above) apply. The charges, accruals and reserves on the books of the Company in respect of taxes for all prior fiscal periods are considered adequate by the Company, the Company knows of no assessment for additional taxes for any of such fiscal years or any basis therefore and there are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and to the Company’s knowledge, there is no basis for any such claim. All tax returns and reports that have been filed by the Company and its subsidiaries are complete in all material respects. To the knowledge of the Company, no claim has been made that the Company or any of its subsidiaries is subject to a tax in any jurisdiction in which the Company or any of its subsidiaries has not filed a return and that remains unpaid as of the date hereof. The Company and its subsidiaries have withheld and paid all material amounts of taxes required to have been withheld and paid in connection with amounts previously paid to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its subsidiaries has been the subject of an audit and neither the Company not any of its subsidiaries has waived any statute of limitations or agreed to an extension of time with respect to a tax assessment or deficiency.

3.18 Absence of Certain Developments. Since June 30, 2005, there has been no change in the business or operations of the Company or any of its subsidiaries that would have a Material Adverse Effect, except changes in the ordinary course of business. Except as set forth on Schedule 3.18, the Company has not, since the date of the most recent consolidated financial statements included in the Form S-1, directly or indirectly, declared or paid any dividend or ordered or made any other distribution on account of any shares of any class of the capital stock of the Company. The Company has not, since such date, directly or indirectly redeemed, purchased or otherwise acquired any such shares or agreed to do so or set aside any sum or property for any such purpose.

3.19 Brokerage Fees. Except as set forth in Schedule 3.19, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement and the Related Agreements.

3.20 Investment Company. The Company is not, and after giving effect to the offering and sale of the Shares and the application of proceeds thereof, will not be an “investment company” as defined in the Investment Company Act of 1940.

3.21 Forward Looking Statements. The statistical and market related data and forward looking statements included in the Reports and the Form S-1 are based on or derived from sources the Company believes to be reliable and accurate in all material respects and represents the Company’s good faith estimates that are made on the basis of data derived from such sources.

3.22 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system. The Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls. Any material weaknesses in internal controls have been identified for the Company’s auditors; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could

COMMON SHARE PURCHASE AGREEMENT

significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company and its subsidiaries are in material compliance with any provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder to the extent applicable to the Company or any of its subsidiaries.

3.23 Affiliate Transactions. There are no transactions affecting the business of the Company or any of the Company’s subsidiaries or their respective assets between the Company or any subsidiary of the Company and any affiliates of the Company, any subsidiary of the Company or any officer or director of the Company, except as set forth in Schedule 3.23.

3.24 Exempt Offering. Subject to the accuracy of the representations and warranties of the Purchaser set forth in Section 4, the offer, sale and issuance of the Shares pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act by virtue of Regulation D thereunder and from the registration, prospectus delivery or qualification requirements of the Canadian Securities Laws and any applicable state securities laws.

3.25 HSR Exemption. As of the date hereof and as of the Closing Date, the Company, considered together with all entities it controls, does not hold assets with an aggregate fair market value of greater than Fifty Million Dollars ($50,000,000.00) which would be considered to be non-exempt assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Section 802.4 of Title 16 of the Code of Federal Regulations.

3.26 Disclosure. No representation or warranty of the Company set forth in this Agreement contains, or will contain as of the Closing Date, any untrue statement of a material fact or, to the knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein not misleading

3.27 Acknowledgement. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Company in connection with this Agreement, the Registration Rights Agreement and the Related Agreements and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement, the Registration Rights Agreement and the Related Agreements has been based solely on the independent evaluation by the Company and its representatives of all of the terms and conditions of the transactions contemplated thereby. The Company does not believe, and has no reasonable grounds to believe, that the Purchaser is a resident of Alberta.

3.28 DISCLAIMERS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE RELATED AGREEMENTS, THE COMPANY (i) MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE WITH RESPECT TO THE SHARES, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE ASSETS AND (ii) DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE SHARES THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE ASSETS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that, as of the date of this Agreement:

4.1 No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser, and performance by the Purchaser hereunder and thereunder will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under the Certificate of Incorporation or Bylaws of the Purchaser or any material indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

4.2 Authority; Enforceability. The Purchaser has full right, power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions

COMMON SHARE PURCHASE AGREEMENT

contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby to be performed by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser or to consummate the transactions contemplated hereby to be performed by the Purchaser. This Agreement and the Registration Rights Agreement will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as that enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights, by the availability of injunctive relief or specific performance and by general principles of equity.

4.3 Consents. The Purchaser is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement or the Registration Rights Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Purchaser.

4.4 Investment Representatives. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act, and (by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) it is capable of evaluating the merits and risks of its investment in the Company. The Purchaser acknowledges that it has had, or will have prior to Closing, the opportunity to ask questions of the officers of the Company. The Purchaser is an informed and sophisticated purchaser, experienced in the evaluation and purchase of interests in companies such as the Company as contemplated hereunder. The Purchaser has or will have undertaken such investigation and has or will have evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. In reaching the conclusion that it desires to acquire the Shares, the Purchaser has evaluated its financial resources and investment position and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment. As of the date hereof, the Purchaser represents, warrants and agrees that it is acquiring the Shares as principal solely for its own account, for investment, and not with a view to the distribution or resale thereof. The Purchaser further represents that its present financial condition is such that it is not under any present necessity or constraint to dispose of such Shares to satisfy any existing or contemplated debt or undertaking and that the investment is suitable for the Purchaser upon the basis of the Purchaser’s other security holdings, financial situation and needs. The Purchaser acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the offering of the Shares has not been registered under the Securities Act and, accordingly, the Shares must be held indefinitely unless subsequently registered under the Securities Act and/or the Canadian Securities Laws and applicable state and other securities laws or unless an exemption from such registration is available. The Purchaser agrees that any certificates evidencing the Shares must bear a legend restricting the transfer thereof as set forth in Section 2.2 and that a notice may be made in the records of the Company or to its transfer agent restricting the transfer of the Shares in a manner consistent with the foregoing.

4.5 Acknowledgments. The Purchaser certifies that it is not a resident of Alberta and acknowledges that: (a) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Shares; (b) there is no government or other insurance covering the Shares; (c) there are risks associated with the purchase of the Shares and in owning the Shares; (d) there are restrictions on the Purchaser’s ability to resell the Shares and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Shares; and (e) the Company has advised the Purchaser that the Company is relying upon an exemption from the requirements to provide the Purchaser with a prospectus and to sell securities through a person or company registered to sell securities under applicable securities legislation and, as a consequence of acquiring the securities pursuant to this exemption, certain protections, rights and remedies provided by applicable securities legislation, including statutory rights of rescission or damages, will not be available to the Purchaser.

5. Nature and Survival of Representations and Warranties; Indemnity.

5.1 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of eighteen (18) months.

COMMON SHARE PURCHASE AGREEMENT

5.2 Indemnity by the Company. The Company shall indemnify and hold harmless the Purchaser and the officers, directors, managers, agents, affiliates and representatives of the Purchaser (the “Purchaser Indemnitees”) from and against, and shall reimburse the Purchaser Indemnitees for, any loss, liability, damage or expense, including reasonable attorneys’ fees and costs of investigation incurred as a result thereof, that the Purchaser shall incur or suffer (collectively, the “Purchaser Recoverable Losses”), arising out of or resulting from (a) any misrepresentation or breach of any representation or warranty contained in Article 3 hereof on the part of the Company, or (b) any nonfulfillment or breach of any agreement or covenant under or pursuant to this Agreement or the Registration Rights Agreement on the part of the Company.

5.3 Indemnity by the Purchaser. The Purchaser shall indemnify and hold harmless the Company and the officers, directors, managers, agents, affiliates and representatives of the Company (the “Company Indemnitees”) from and against, and shall reimburse the Company Indemnitees for, any loss, liability, damage or expense, including reasonable attorneys’ fees and cost of investigation incurred as a result thereof, that the Company shall incur or suffer (collectively, the “Company Recoverable Losses”) arising out of or resulting from (a) any misrepresentation or breach of any representation or warranty contained in Article 4 hereof on the part of the Purchaser, or (b) any nonfulfillment or breach of any agreement or covenant under or pursuant to this Agreement or the Registration Rights Agreement on the part of the Purchaser.

5.4 Limitation of Liability.

(a) Notwithstanding any liability that the Company or the Purchaser may incur in Sections 5.2 and 5.3, respectively, above, the Company shall not be obligated for a Purchaser Recoverable Loss, and the Purchaser shall not be obligated for a Company Recoverable Loss, unless and until such loss, individually, or in the aggregate, shall exceed $250,000, in which case the Company or the Purchaser, as the case may be, shall be obligated for all amounts in excess thereof. In no event will the liability of the Company under this Article 5 with respect to Purchaser Recoverable Losses or the Purchaser under this Article 5 with respect to Company Recoverable Losses exceed an amount equal to twenty five percent (25%) of the Purchase Price.

(b) Notwithstanding any provision in any other Section of this Agreement to the contrary, no Purchaser Recoverable Loss or Company Recoverable Loss will include any indirect, consequential, exemplary, punitive or treble damage (collectively, the “Excluded Damages”) suffered by the Purchaser Indemnitees or the Company Indemnitees. The Purchaser hereby releases the Company, to the fullest extent applicable law permits, from liability for all Excluded Damages, and the Company hereby releases the Purchaser, to the fullest extent applicable law permits, from liability for all Excluded Damages.

5.5 Exclusive Remedy. The rights to indemnification set forth in this Article 5 shall be the sole and exclusive remedy of the Purchaser Indemnitees against the Company and the Company Indemnitees against the Purchaser, respectively, in connection with the surviving representations and warranties (except to the extent that the Purchaser Indemnitees or the Company Indemnitees may have any claim against the other party arising out of or based on fraud).

6. Conditions Precedent. The obligation of the Purchaser hereunder to purchase the Shares from the Company is subject to the satisfaction or waiver of each of the following conditions:

6.1 Certain Actions. No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement and no action will have been commenced or threatened against the Company or the Purchaser or any of their respective affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking damages arising from the transactions contemplated by this Agreement.

6.2 Representations and Warranties. All representations and warranties of the Company contained herein will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation specifically speaks to an earlier date, in which case such representation shall continue to remain true and correct as of the Closing Date with respect to such earlier

COMMON SHARE PURCHASE AGREEMENT

date), and the Purchaser will have received a certificate signed by a responsible officer of the Company to such effect.

6.3 Related Agreements. The transactions contemplated by this Agreement, the Registration Rights Agreement, the Purchase and Sale and Exploration and Development Agreement, the Exploration and Development Agreement covering a thirteen county area in Texas and related conveyances, documents and agreements contemplated thereby (collectively, the “Related Agreements”) among Gastar Exploration Ltd. and Chesapeake Energy Corporation and one or more of their respective subsidiaries are being consummated pursuant to that certain Letter of Intent dated September 16, 2005 executed between the parties, as amended on October 27, 2005. The Letter of Intent reflects interdependent provisions reflecting the agreement of the parties to the purchase of shares, to purchase certain leasehold interests, the commitment to drill wells, the commitment to form an Area of Mutual Interest, and the commitment by Chesapeake to provide additional drilling rigs for the Hilltop Prospect development. Consummation of the entirety of the transactions is a condition precedent under all of the Related Agreements. While certain values for accounting purposes may be placed on the various components of the transaction, the parties acknowledge and agree that the consideration attributable to the matters covered in the Related Agreements were not derived separately but were negotiated as a whole and that the transactions would not be consummated without each of the matters covered by the Related Agreements being completed.

6.4 Registration Rights Agreement. The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement.

6.5 Material Adverse Change. There shall not have occurred since the date hereof any material adverse change in the financial condition, results of operations or business of the Company excluding any change or effect resulting from general economic conditions, any occurrence or condition affecting the oil and gas industry generally or any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof.

6.6 Company Requirements. All statutory, regulatory, listing agency and other requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all governmental or other authorities required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained. The Company shall have made all filings under all applicable U.S. and Canadian federal, state, provincial, territorial and foreign securities laws necessary to consummate the issuance of the Shares pursuant to this Agreement in compliance with such laws.

6.7 Opinions of Counsel. If requested by the Purchaser, the Purchaser shall have received an opinion of Canadian counsel for the Company in form, scope and substance reasonably satisfactory to the Purchaser.

6.8 Delivery of Shares. The Company shall have issued and delivered the Shares as directed in writing by the Purchaser.

6.9 Evidence of Authority; Good Standing. The Company shall have delivered to the Purchaser a secretary’s certificate, dated as of the Closing Date attaching certificates of good standing for the Company and each of its subsidiaries as of a recent date and certifying the resolutions of the board of directors of authorizing the Company to execute deliver and perform the transactions contemplated by this Agreement, the Registration Rights Agreement and the Related Agreements.

7. Miscellaneous.

7.1 Financial Statements and Other Information. So long as the Purchaser owns at least five percent (5%) of the outstanding capital stock of the Company at any time upon the written request of the Purchaser, the Company will provide to the Purchaser copies of all financial statements and other information provided to any governmental authority, lender, investor, partner, or shareholder.

7.2 Expenses. Each of the parties will pay their respective costs and expenses (including legal fees) in connection with this Agreement as a result of the transactions contemplated hereby.

COMMON SHARE PURCHASE AGREEMENT

7.3 Notices. All notices and other communications provided for or permitted hereunder must be in writing and will be deemed delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom the notice or communication is sent, or (ii) if deposited with the United States postal service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties at the address of that party set forth or referred to below (or at such other address as that party may designate by written notice to each other party in accordance herewith):

(a)	if to the Company, to:

Gastar Exploration Ltd.

1331 Lamar, Suite 1080

Houston, Texas 77010

Attention: Mr. J. Russell Porter

Fax No.: (713) 739-0458

with a copy (which will not constitute notice for purposes of this Agreement) to:

Vinson & Elkins

2300 First City Tower

1001 Fannin

Houston, Texas 77002

Attention: Mr. T. Mark Kelly

Fax No.: (713) 615-5531

(b)	if to the Purchaser, to:

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Mr. Marcus C. Rowland

Fax No.: (405) 879-9580

and

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Mr. Douglas J. Jacobson

Fax No.: (405) 879-9546

with a copy (which will not constitute notice for purposes of this Agreement) to:

Commercial Law Group, P.C.

2725 Oklahoma Tower

210 Park Avenue

Oklahoma City, Oklahoma 73102-5643

Attention: Mr. Ray Lees

Fax No.: (405) 232-5553

7.4 Entire Agreement; Amendments. This Agreement, the Registration Rights Agreement, the Related Agreements, the schedules hereto and thereto and the documents specifically referred to herein and therein or executed contemporaneously therewith constitute the entire agreement, understanding, representations and warranties of the parties hereto related to the subject matter hereof and supersede all prior agreements of the parties related to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by both of the parties hereto.

COMMON SHARE PURCHASE AGREEMENT

7.5 Assignment. This Agreement may be assigned at any time by the Purchaser to an Affiliate (as defined in the Registration Rights Agreement) without the prior consent of the Company so long as the party to whom this Agreement is assigned agrees in writing to be bound by all terms and conditions contained herein. No other assignment may be made by the Purchaser without the Company’s prior written consent. Subject to the provisions of this Section 7.5, this Agreement will inure to the benefit of and be binding on the successors and assigns of each of the parties hereto.

7.6 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute such person a third party beneficiary of this Agreement.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.

7.8 Headings: Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not limit or affect the meaning or interpretation of this Agreement. Whenever the context requires, references in this Agreement to the singular number shall include the plural and vice versa, and words denoting gender shall include the masculine, feminine and neuter. This Agreement uses the words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including without limiting the generality of any description preceding that word, and the verbs “shall” and “will” are used interchangeably and have the same meaning.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

7.10 Arbitration.

(a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other party a written response. The notice and response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure in effect on the date of this Agreement, provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, that has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the

COMMON SHARE PURCHASE AGREEMENT

CPR Rules for Non-Administered Arbitration in effect on the date of this Agreement, by three independent and impartial arbitrators, of whom each party shall designate one; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. The arbitrators are not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

(d) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impractical.

7.11 Attorney Fees. Without limiting the arbitrators’ right to award costs and/or attorneys’ fees pursuant to Section 7.10 hereof, if any action at law or in equity is brought to secure injunctive relief, enforce an arbitration award or, subject to Section 7.10 hereof, enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

7.12 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

7.13 JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

COMMON SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and by the Purchaser by their respective officers duly authorized effective as of the date first above written.

THE COMPANY:

GASTAR EXPLORATION LTD., an Alberta corporation

By:	/s/ J. RUSSELL PORTER
J. Russell Porter, President and CEO

THE PURCHASER:

CHESAPEAKE ENERGY CORPORATION, an Oklahoma
corporation

By:	/s/ DOUGLAS J. JACOBSON
Douglas J. Jacobson, Senior Vice President

COMMON SHARE PURCHASE AGREEMENT

SCHEDULE 3.2

Capitalization; Ownership of Stock

A.	Demand or Piggy-back Registration Rights

1.	$30,000,000 aggregate principal amount privately placed 9.75% Convertible Senior Unsecured Subordinated Debentures issued by the Company on November 15-16, 2004, due November 20, 2009, convertible at any time at the option of the holders at an initial conversion price of US$4.62(C$5.75) (current conversion price $4.38 (CDN $5.45) per share; redeemable by the Company, in whole or in part, at any time after November 12, 2006, at a redemption price equal to par plus accrued and unpaid interest, provided that the volume weighted average trading price of the common shares of the Company on the TSX for at least 20 trading days in any consecutive 30 day period ending five trading days prior to the date on which notice of redemption is given exceeds 130% of the conversion price then in effect.

2.	Registration Rights Agreement between the Company and Geostar dated as of June 17, 2005, relating to:

a.	Purchase and Sale Agreement and Assignment of Interests – Texas Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Texas Seller and Texas Buyer.

b.	Purchase and Sale Agreement and Assignment of Interests – Texas Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Texas Seller and Texas Buyer.

c.	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among the Wyoming/Montana Seller and the Wyoming/Montana Buyer.

d.	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among the Wyoming/Montana Seller and the Wyoming/Montana Buyer.

e.	August 11, 2005 agreement whereby the Geostar $32.0 million unsecured subordinated note was cancelled and the Company issued 6,373,694 common shares at CDN$3.25 per share and issued a new unsecured note for $15.0 million for the remaining balance to Geostar.

3.	Subscription Agreement for common shares of the Company by Pritchard Capital Partners, L.L.C. and Westwind Partners, Inc. as part of the offering by the Company of 6,617,736 common shares at an issue price of C$3.319 (US$2.65) per share.

4.	Registration Rights Agreement between the Company and HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., Leonardo, L.P., Wayland Recovery Fund, LLC, Wayzata Recovery Fund, LLC, Cyrus Opportunities Fund, L.P., Cyrus Opportunities Fund II, L.P. (“Buyers”) dated as of June 16, 2005 related to that certain Securities Purchase Agreement dated as of June 16, 2005 between the Company and Buyers.

B.	Options, Warrants, Conversion Rights

1.

$30,000,000 aggregate principal amount privately placed 9.75% Convertible Senior Unsecured Subordinated Debentures issued by the Company on November 15-16, 2004, due November 20, 2009, convertible at any time at the option of the holders at an initial conversion price of US$4.62(C$5.75) (current conversion price $4.38 (CDN $5.45) per share; redeemable by the Company, in whole or in part, at any time after November 12, 2006, at a redemption price equal to par plus accrued and unpaid interest, provided that the volume weighted average trading price of the common shares of the Company on the

Schedule 3.2

TSX for at least 20 trading days in any consecutive 30 day period ending five trading days prior to the date on which notice of redemption is given exceeds 130% of the conversion price then in effect.

2.	215,844 purchase warrants issued by the Company in favor of Westwind Partners Inc. for the purchase of common shares at C$4.65 per share, expiring at 4:30 PM (Calgary time) on May 12, 2006, evidenced by Warrant Certificate BW-1.

3.	21,948 purchase warrants issued by the Company in favor of Westwind Partners Inc. for the purchase of common shares at C$4.65 per share, expiring at 4:30 PM (Calgary time) on May 12, 2006, evidenced by Warrant Certificate BW-2.

4.	21,948 purchase warrants issued by the Company in favor of Pritchard Capital Partners, L.L.C. for the purchase of common shares at C$4.65 per share, expiring at 4:30 PM (Calgary time) on May 12, 2006, evidenced by Warrant Certificate BW-3.

5.	510,525 purchase warrants issued by the Company in favor of Ingalls & Snyder LLC for the purchase of common shares at US$3.23 per share, expiring at 4:30 PM (Toronto time) on October 8, 2007, evidenced by Warrant Certificate 2004-1A.

6.	1,989,475 purchase warrants issued by the Company in favor of Ingalls & Snyder LLC for the purchase of common shares at US$3.63 per share, expiring at 4:30 PM (Toronto time) on October 8, 2007, evidenced by Warrant Certificate 2004-2.

7.	Employee Stock Option Program – 10,974,600 options, issued by the Company on July 18, 2001, at an exercise price of C$2.76, expiring on July 18, 2006, to employees and consultants of the Company, to purchase an aggregate amount of up to 10,974,600 common shares of the Company.

8.	Employee Stock Option Program – 700,000 options, issued by the Company on April 26, 2002, at an exercise price of C$2.81, expiring on April 26, 2007, to employees and consultants of the Company, to purchase an aggregate amount of up to 700,000 common shares of the Company.

9.	Employee Stock Option Program – 825,000 options, issued by the Company on April 20, 2004, at an exercise price of C$3.70, expiring on April 20, 2009, to employees and consultants of the Company, to purchase an aggregate amount of up to 825,000 common shares of the Company, 75,000 of which have expired due to non-vesting for ex-employee.

10.	Employee Stock Option Program – 4,435,000 options, issued by the Company on August 4, 2004, at an exercise price of C$3.41, expiring on August 4, 2009, to employees and consultants of the Company, to purchase an aggregate amount of up to 4,435,000 common shares of the Company, 18,750 of which have expired due to non-vesting for ex-employee.

11.	Employee Stock Option Program – 345,000 options, issued by the Company on June 24, 2005, at an exercise price of C$3.50, expiring on June 24, 2010, to employees and consultants of the Company, to purchase an aggregate amount of up to 345,000 common shares of the Company.

12.	Employee Stock Option Program – 50,000 options, issued by the Company on June 28, 2005, at an exercise price of C$3.40, expiring on June 28, 2010, to employees and consultants of the Company, to purchase an aggregate amount of up to 50,000 common shares of the Company.

13.	Employee Stock Option Program – 150,000 options, issued by the Company on September 7, 2005, at an exercise price of C$3.25, expiring on September 7, 2010, to employees and consultants of the Company, to purchase an aggregate amount of up to 150,000 common shares of the Company.

Schedule 3.2

14.	Employee Stock Option Program – 40,000 options, issued by the Company on September 20, 2005 at an exercise price of $4.00 expiring on September 20, 2010 to employees of the Company, to purchase an aggregate amount of up to 40,000 common shares of the Company.

15.	Employee Stock Option Program – 95,000 options, issued by the Company on October 17, 2005, at an exercise price of C$4.50 expiring on October 17, 2015, to employees of the Company, to purchase an aggregate amount of up to 95,000 common shares of the Company.

16.	Purchase and Sale Agreement and Assignment of Interests – Texas Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Geostar, First Source Texas, Inc., First Source Bossier, LLC and First Texas Gas LP (“Texas Seller”) and the Company, First Texas Development, Inc., Bossier Basin, LLC and First Source Gas, LP (“Texas Buyer”).

17.	Purchase and Sale Agreement and Assignment of Interests – Texas Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Texas Seller and Texas Buyer.

18.	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Geostar, First Source Wyoming, Inc. and Squaw Creek Development, Inc. (“Wyoming/Montana Seller”) and the Company, First Sourcenergy Wyoming, Inc. and Squaw Creek, Inc. (“Wyoming/Montanta Buyer”).

19.	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among the Wyoming/Montana Seller and the Wyoming/Montana Buyer.

20.	Option to acquire certain coal mining rights in Victoria, Australia from Geostar pursuant to the LOI.

21.	Warrants (listed on Annex 1 hereto) issued in conjunction with:

Gastar $3.25 Million 10% Senior Notes

In April 2004, the company sold US$3,250,000 of unsecured notes (the “Notes”). The Notes mature 5 years from the date of issuance (April 2009), bear an annual interest rate of 10% and will be callable after 2 years at 108% of the principal amount. The call premium will reduce to 105% after three years and 101% after four years. In addition, the Notes have attached warrants entitling the holders to acquire up to 232,521 common shares from the Company.

22.	Securities Purchase Agreement between the Company and HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., Leonardo, L.P., Wayland Recovery Fund, LLC, Wayzata Recovery Fund, LLC, Cyrus Opportunities Fund, L.P., Cyrus Opportunities Fund II, L.P. (“Buyers”) dated as of June 16, 2005 requires issuance of additional common shares upon issuance of additional notes to Buyers, and in CDN $714,286 increments upon scheduled additional closing dates on each of the six, twelve and eighteen-month anniversaries of the closing date, valued on a five day weighted average trading price immediately prior to the date of issuance.

C.	Phantom Rights Preemptive Rights

None

Schedule 3.2

ANNEX 1 TO

SCHEDULE 3.2

Additional Warrants

Gastar 10% Subordinated Notes with Warrants

Note Number	Registered Name and Address	Principal Amount of Note USD$	Warrant Coverage (20% of investment amount)	Effective Date of Investment	Warrant Strike Price CDN$	Warrant Strike Price USD$	Warrants Issuable (1 warrant = 1 share)	Total Warrants (rounded up to nearest whole number)	Note Maturity and Warrant Expiry Date
3001	Leo J Hertzog & Jean E Hertzog JTWROS C/o J&L Canterbury Farms LLC 301 Oxford Valley Rd 1903-B Yardley PA 19067	$2,000,000.00	$400,000.00	4/20/2004	3.70	2.76	144,927.54	144,928	04/19/09
3002	Kevin Coccetti 825 Townshipline Rd Wycombe PA 18989	$100,000.00	$20,000.00	4/16/2004	3.68	2.76	7,246.38	7,247	04/15/09
3003	James Hanna & Nancy C Hanna JT TEN 6 Eaton Drive North Caldwell NJ 07006	$100,000.00	$20,000.00	4/23/2004	3.77	2.79	7,168.4588	7,169	04/22/09
3004	John S Poindexter III 313 Running Cedar Richmond VA 23229	$100,000.00	$20,000.00	4/27/2004	3.79	2.80	7,142.8571	7,143	04/26/09

Schedule 3.2

Note Number	Registered Name and Address	Principal Amount of Note USD$	Warrant Coverage (20% of investment amount)	Effective Date of Investment	Warrant Strike Price CDN$	Warrant Strike Price USD$	Warrants Issuable (1 warrant = 1 share)	Total Warrants (rounded up to nearest whole number)	Note Maturity and Warrant Expiry Date
3005	Edward C Droste 107 Hampton Road Suite 120 Clearwater FL 33759	$100,000.00	$20,000.00	4/27/2004	3.79	2.80	7,142.8571	7,143	04/26/09
3006	Linda G McEwen 585 Riviera Dr Tampa FL 33606	$100,000.00	$20,000.00	5/11/2004	4.14	3.01	6,644.5183	6,645	05/10/09
3007	Matt Klien and Sharlene Klein TTEES Matt and Sharlene Klein Trust U/A Dtd 12-11-92 14315 Bath Road East Pallyup WA 98374	$50,000.00	$10,000.00	5/12/2004	4.18	3.03	3,300.3300	3,301	05/11/09
3008	Jose C Dominguez Jr MD & Tina Dominguez JT TEN 3645 Madaca Lane Tampa FL 33618	$100,000.00	$20,000.00	5/17/2004	4.10	2.95	6,779.66	6,780	05/16/09
3009	John E Olivia & Lydia E Olivia JT TEN 3617 S Beach Dr Tampa FL 33629	$100,000.00	$20,000.00	5/18/2004	4.06	2.92	6,849.32	6,850	05/17/09
3010	James M Puls TTEE The Puls Family Trust 3502 Henderson Blvd Ste 300 Tampa FL 33609	$100,000.00	$20,000.00	4/30/2004	3.81	2.80	7,142.8571	7,143	04/29/09

Schedule 3.2

Note Number	Registered Name and Address	Principal Amount of Note USD$	Warrant Coverage (20% of investment amount)	Effective Date of Investment	Warrant Strike Price CDN$	Warrant Strike Price USD$	Warrants Issuable (1 warrant = 1 share)	Total Warrants (rounded up to nearest whole number)	Note Maturity and Warrant Expiry Date
3012	Paul T Hackspiel 7250 Old Redmond Rd #B105 Redmond WA 98052	$100,000.00	$20,000.00	6/25/2004	3.90	2.86	6,993.01	6,994	06/24/09
3014	Clifford A. Cantrell Revocable Trust dtd 6/19/1998 6794 S Yates Court Littleton CO 80128 END TRANCHE 1	$200,000.00	$40,000.00	7/12/2004	3.75	2.84	14,084.51	14,085	07/11/09
3015	Carol A. Chaffin Revocable Trust P.O. Box 35 Molina, CO 81646	$100,000.00	$20,000.00	9/14/2004	3.64	2.82	7,092.20	7,093	09/13/09
		$3,250,000.00	$650,000.00					232,521

Schedule 3.2

SCHEDULE 3.5

Litigation; Contingencies

Claims of Navasota Resources, LP to purchase 33.33% of the Company’s or First Source Gas L.P.’s interest in certain oil and gas leases located in Leon and Robertson Counties, Texas pursuant to a Preferential Right to Purchase provision contained in an Operating Agreement dated July 7, 2000 between First Source Texas, Inc., predecessor to First Source Gas L.P. and Navasota Resources, Inc., predecessor to Navasota Resources, L.P. and others, all as set forth in that certain petition for breach of contract and seeking declaratory judgment filed as Cause No. 0-05-451 Navasota Resources, L.P., Plaintiff vs. First Source Texas, Inc., First Source Gas L.P., and Gastar Exploration, Ltd. in the District Court of Leon County, Texas 12th Judicial District on October 31, 2005.

Western Gas Resources, Lance Oil and Gas Company, Inc. and Williams Production RMT Company filed a lawsuit on May 3, 2005 against the Company and others over a dispute that has arisen concerning a June 2002 Lease Exchange and Purchase Agreement between certain of the parties. The issue involves a certain gas gathering agreement and its applicability to some of the properties exchanges under the June 2002 Agreement. A formal response to the Complaint was filed in June 2005.

Schedule 3.5

SCHEDULE 3.6

Direct Subsidiaries of Gastar Exploration Ltd.:

1.	New Energy West Corporation, an Alberta, Canada corporation

Direct Subsidiaries of New Energy West Corporation:

A.	616694 Alberta Ltd., an Alberta, Canada corporation

B.	Monterey Resources Inc., an Alberta, Canada corporation

C.	New Energy West (U.S.A.) Corporation, a California corporation

2.	1075191 Ontario Ltd., an Ontario, Canada corporation

Direct Subsidiaries of 1075191 Ontario Ltd.:

A.	First Sourcenergy Wyoming, Inc., a Michigan corporation

Direct Subsidiaries of First Sourcenergy Wyoming, Inc.:

i.	First Sourcenergy Group, Inc., a Michigan corporation

ii.	First Appalachian Development, Inc., a Michigan corporation

iii.	First Source Development, Inc., a Michigan corporation

iv.	Oil and Gas Services, Inc., a Delaware corporation

v.	First Sourcenergy Kansas Inc., a Delaware corporation

vi.	Squaw Creek, Inc., a Delaware corporation

vii.	First Sourcenergy Victoria, Inc., a Michigan corporation

viii.	First Texas Development, Inc., a Michigan corporation

Direct Subsidiaries of First Texas Development, Inc.:

a.	Bossier Basin, LLC, a Delaware limited liability company (100% of membership interests)

b.	First Source Gas, LP, a Delaware limited partnership (99.5% of partnership interests as limited partner)

Direct Subsidiaries of Bossier Basin, LLC:

1.	First Source Gas, LP, a Delaware limited partnership (0.5% of partnership interests as general partner)

Schedule 3.6

SCHEDULE 3.7

LIENS

A. Financing Statement #2004-23695331, filed November 29, 2004, with Pinnacle Gas Resources, Inc., as Secured Party, and First Sourcenergy Wyoming, Inc., as Debtor, filed in connection with the liens granted by Debtor pursuant to the Joint Operating Agreement dated June 23, 2003 between Secured Party and Debtor.

B. Memorandum of Operating Agreement and Financing Statement, dated January 12, 2005, filed in Leon and Robertson Counties, Texas relating to that certain Operating Agreement by and between First Source Texas, Inc., as Operator, and Presco, Inc. as Non-Operator, covering, among other things, the development and production of crude oil, natural gas and associated substances from the lands and leases in the Clear Creek Prospect situated in Leon and Robertson Counties, Texas (lands subject to the agreement are any lands located in Leon and Robertson Counties, Texas in which any of the leasehold interest therein becomes jointly owned by the parties under the terms and conditions of that certain Farm-Out and Participation Agreement, dated as of August 26, 2003, by and among First Source Texas, Inc. and Presco, Inc.), which lands and leases are subject to the Geostar transaction.

C. Claims of Navasota Resources, LP to purchase 33.33% of the Company’s or First Source Gas L.P.’s interest in certain oil and gas leases located in Leon and Robertson Counties, Texas pursuant to a Preferential Right to Purchase provision contained in an Operating Agreement dated July 7, 2000 between First Source Texas, Inc., predecessor to First Source Gas L.P. and Navasota Resources, Inc., predecessor to Navasota Resources, L.P. and others, all as set forth in that certain petition for breach of contract and seeking declaratory judgment filed as Cause No. 0-05-451 Navasota Resources, L.P., Plaintiff vs. First Source Texas, Inc., First Source Gas L.P., and Gastar Exploration, Ltd. in the District Court of Leon County, Texas 12th Judicial District on October 31, 2005.

D. Financing Statements and Mortgages Filed in Conjunction with the Securities Purchase Agreement dated June 16, 2005 between the Company, HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., Leonardo, L.P., Wayland Recovery Fund, LLC, Wayzata Recovery Fund, LLC, Cyrus Opportunities Fund, L.P., and Cyrus Opportunities Fund II, L.P.

Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of June 17, 2005 from First Source Gas, LP to Walter H. Walne, III, as Trustee for the benefit of Promethean Asset Management L.L.C., filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Leon County, Texas	Volume 1213, Page 579	06/21/05

Robertson County, Texas	Volume 906, Page 307	06/20/05

UCC Financing Statement with respect to above with First Source Gas, LP as debtor and filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Secretary of State of Texas	05-0019145914	06/20/05

Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of October 12, 2005 from First Source Gas, LP to Walter H. Walne, III, as Trustee for the benefit of Promethean Asset Management L.L.C., filed as follows:

Schedule 3.7

JURISDICTION	FILING INFORMATION	FILE DATE
Leon County, Texas	Volume 1228, Page 244	10/14/05

Robertson County, Texas	Volume 921, Page 720	10/13/05

Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of June 17, 2005 from First Appalachian Development, Inc. to James A. Harris, as Trustee for the benefit of Promethean Asset Management L.L.C., filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Marion County, WV	Instrument #200500008610, Book 836, Page 1046	06/24/05

Wetzel County, WV	Instrument #60528, Book 315, Page 16	06/21/05

Tyler County, WV	Instrument #23569, Book 157, Page 480	06/21/05

UCC Financing Statement with First Appalachian Development, Inc. as debtor, covering Marion County, West Virginia leases and filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Secretary of State of Virginia	200500718356	06/27/05

UCC Financing Statement with First Appalachian Development, Inc. as debtor, covering Tyler County, West Virginia leases and filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Secretary of State of Virginia	200500718343	06/27/05

UCC Financing Statement with First Appalachian Development, Inc. as debtor, covering Wetzel County, West Virginia leases and filed as follows:

JURISDICTION	FILING INFORMATION	FILE DATE
Secretary of State of Virginia	200500718368	06/27/05

Other Financing Statements filed in conjunction with June 16, 2005 Securities Purchase Agreement:

Schedule 3.7

ENTITY	JURISDICTION	FILING INFORMATION	FILE DATE
Squaw Creek, Inc.	Delaware Secretary of State	51869362	06/17/05
Oil and Gas Services, Inc.	Delaware Secretary of State	51869321	06/17/05
First Source Gas, LP	Delaware Secretary of State	51869297	06/17/05
First SourceEnergy Kansas Inc.	Delaware Secretary of State	51869180	06/17/05
Bossier Basin, LLC	Delaware Secretary of State	51869149	06/17/05
New Energy West (U.S.A.) Corporation	California Secretary of State	05-7031231254	06/17/05
First Appalachian Development, Inc.	Michigan Secretary of State	2005110993-8	06/20/05
First Source Development, Inc.	Michigan Secretary of State	2005110994-0	06/20/05
First SourceEnergy Group, Inc.	Michigan Secretary of State	2005110995-2	06/20/05
First SourceEnergy Victoria, Inc.	Michigan Secretary of State	2005110996-4	06/20/05
First SourceEnergy Wyoming, Inc.	Michigan Secretary of State	2005110997-6	06/20/05
First Texas Development, Inc.	Michigan Secretary of State	2005110998-8	06/20/05
616694 Alberta Ltd.	District of Columbia	2085084175	06/20/05
1075191 Ontario Ltd.	District of Columbia	2005884176	06/20/05
Gastar Exploration Ltd.	District of Columbia	2005084177	06/20/05
Monterey Resources Inc.	District of Columbia	2005084178	06/20/05
New Energy West Corporation	District of Columbia	2005084179	06/20/05

JURISDICTION	FILING INFORMATION	FILE DATE
Powder River County, MT	Document #130178, Book 75, Page 349	09/06/05
Campbell County, WY	Document #856621, Book 2089, Page 1	09/08/05
Sheridan County, WY	Document #519074, Book 611, Page 1	09/06/05

Schedule 3.7

SCHEDULE 3.8

Consents

None.

Schedule 3.8

SCHEDULE 3.9

Proprietary Rights

None

Schedule 3.9

SCHEDULE 3.10

Changes to Financial Statements

None.

Schedule 3.10

SCHEDULE 3.11

Compliance With Laws

None

Schedule 3.11

SCHEDULE 3.13

ERISA – Employment Benefit Plans

Gastar Exploration Ltd. has a Stock Option Plan (the “Plan”) in place that was approved by the Board of Directors and shareholders of Gastar. The shares to be offered under the Plan shall consist of shares of the Corporation’s authorized but unissued common shares. The aggregate number of shares issuable upon the exercise of all options granted under the plan shall not exceed 25,000,00 common shares. All options granted pursuant to the Plan are subject to the rules and policies of any stock exchange or exchanges on which the common shares of the Corporation are then listed and any other regulatory body having jurisdiction over the common shares of the Corporation. Directors, officers, employees and consultants of the Corporation or its subsidiaries are eligible for selection to participate in the Plan. The Board of Directors shall determine to whom options are granted, the terms and provisions of the respective option agreements, vesting provisions and the number of shares to be subject to each option.

Schedule 3.13

SCHEDULE 3.14

Environmental Matters and Permits

None

Schedule 3.14

SCHEDULE 3.17

Taxes

None

Schedule 3.17

SCHEDULE 3.18

Absence of Certain Developments

None

Schedule 3.18

SCHEDULE 3.23

Affiliate Transactions

(a)	In 2001, the Company entered into a Participation and Operating Agreement (“POA”) with Geostar. Pursuant to the terms of the agreement, the Company has the option to participate as a working interest partner in properties in which Geostar and its subsidiaries have interests in on an “at cost” basis, subject to Gastar’s full due diligence review, prior to its participation election. Upon agreeing to participate, the Company is responsible for its proportionate share of actual costs expended by Geostar and its subsidiaries to various arms length parties on an “at cost” basis. The balance of $600,811 at December 31, 2004 and $38,930 at December 31, 2003, represents amounts owed to Geostar and its subsidiaries for oil and gas property development. The 2003 balance was settled in 2004 via a cash payment. Of the total revenue receivable on the first-quarter 2005 balance sheet, $3,040,552 represents amounts that will be owed from Geostar once it receives the revenue from the third party gas purchaser. These amounts were settled subsequent to the end of the first quarter 2005. At June 30, 2005, there is a balance of $858,000 receivable from Geostar related to the revenue earned from the properties net of capitalized expenditures incurred during the period and net of the estimated post closing adjustments. This amount, along with the final post-closing purchase price adjustments, will be settled as provided for in the Purchase and Sale Agreements between Geostar and the Company.

(b)	On June 1, 2000, the Company entered into an agreement with Geostar, a significant shareholder, to settle accounts payable related to the development of oil and gas properties with the issuance of a floating convertible debenture for up to CDN $25 million. Under the agreement, Geostar would continue to provide funds for development and operations by allowing the Company to draw down on the debenture. Advances under the debenture would be subject to Geostar’s availability of funds and the approval of the requested advances by Geostar’s board of directors. The debenture was payable in cash or could be converted into shares at prevailing market prices at the option of the Company. Effective January 1, 2005, pursuant to the Joint Operating Agreement (defined in (e) below) with Geostar, the Company cancelled this convertible debenture agreement.

(c)	In 2004, pursuant to the terms of the POA, Geostar also billed the Company $27,000 (2003 - $369,371) for administrative overhead based on current independent, third-party, industry billing rates for similar services within the same project area.

(d)	In 2004, First Sourcenergy Wyoming, Inc. (“FSW”) recorded $1,326,916 (2003 - $Nil) in general and administrative costs for administrative and technical support provided by Geostar to the Company. Commencing April 1, 2004, FSW and Geostar agreed to replace the administrative fee with a cost sharing arrangement. As a result, Geostar will charge FSW a proportionate amount of direct salary and shared premises rent expense for Geostar employees providing administrative and technical support services to Gastar based on actual costs incurred. This cost sharing arrangement is expected to continue as long as Geostar is the operator of the jointly-owned properties. This arrangement resulted in a charge of approximately $146,000 per month for the second and third quarter of 2004 and $150,000 per month for the fourth quarter of 2004. The consolidated statements also include approximately $114,500 (2003 - $33,456) in seismic reprocessing fees to a subsidiary of Geostar, based on current independent, third-party industry billing rates. The seismic reprocessing fees were capitalized to oil and gas properties.

(e)	Effective January 1, 2005, the Company, FSW, and Geostar entered into a Joint Operating Agreement (“JOA”) covering an Area of Mutual Interest (“AMI”) in the East Texas Basin, with Gastar as a Non-Operator and Geostar as Operator. Under the terms of the JOA, Geostar will receive overhead reimbursement equal to 12.5% of development costs for the first 10 wells drilling after January 1, 2005, 10% of the development costs for the 11th through 20th wells and 8.5% of the developments costs for subsequent wells. As a result, Geostar will no longer charge Gastar a proportionate amount of direct salary and shared premises rent expense for Geostar employees providing administrative and technical support services to Gastar.

Schedule 3.23

(f)	Letter of Intent, dated April 15, 2005, regarding the purchase of the Powder River Basin and East Texas assets of Geostar by the Company effective January 1, 2005. Under separate documentation the Company will enter into an agreement to purchase an option for certain coal mining rights in Victoria, Australia.

(g)	Purchase and Sale Agreement and Assignment of Interests – Texas Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Geostar, First Source Texas, Inc., First Source Bossier, LLC and First Texas Gas LP (“Texas Seller”) and the Company, First Texas Development, Inc., Bossier Basin, LLC and First Source Gas, LP (“Texas Buyer”).

(h)	Purchase and Sale Agreement and Assignment of Interests – Texas Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Texas Seller and Texas Buyer.

(i)	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among Geostar, First Source Wyoming, Inc. and Squaw Creek Development, Inc. (“Wyoming/Montana Seller”) and the Company, First Sourcenergy Wyoming, Inc. and Squaw Creek, Inc. (“Wyoming/Montana Buyer”).

(j)	Purchase and Sale Agreement and Assignment of Interests – Wyoming and Montana Non-Producing Properties, executed as of the Initial Closing Date and effective as of January 1, 2005, by and among the Wyoming/Montana Seller and the Wyoming/Montana Buyer.

(k)	Authority for Expenditures (“AFEs”) for joint drilling operations in East Texas for the F-K #1, Cheney #1, LOR #1, Greer #1, F-K #2 and Donelson #1 wells.

(l)	AFEs for joint drilling operations in Victoria, Australia for the Burong #2 and #3 wells.

(m)	Registration Rights Agreement between Gastar Exploration, Ltd. and Geostar Corporation dated June __, 2005.

(n)	August 11, 2005 agreement whereby the Geostar $32.0 million unsecured subordinated note was cancelled and the Company agreed issued 6,373,694 common shares at CDN$3.25 per share and issued a new unsecured note for $15.0 million for the remaining balance to Geostar. New note bears interest at LIBOR plus 4.5% and amortizes at $1.5 million per month commencing February 15, 2006.

Schedule 3.23

Exhibit A

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of November 4, 2005, by and between Gastar Exploration Ltd., an Alberta, Canada corporation (the “Company”), and Chesapeake Energy Corporation, an Oklahoma corporation (the “Purchaser”).

WHEREAS:

In connection with the Common Share Purchase Agreement dated November 4, 2005 by and between the parties hereto (the “Purchase Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue and sell the Shares (as such term is defined in the Purchase Agreement) to the Purchaser concurrently with the execution and delivery of this Agreement.

To induce the Purchaser to execute and deliver the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a. “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

b. “Canadian Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes, of the securities regulation authorities (including the Toronto Stock Exchange) of any applicable jurisdiction, or jurisdictions collectively, in Canada.

c. “Common Shares” means the common shares of the Company.

d. “Governmental Authority” means the government of the United States of America, the government of Canada or the government of any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government over the Company or any of its subsidiaries, or any of their respective properties, assets or undertakings.

e “Investor” means the Purchaser, any transferee or assignee thereof to whom the Purchaser assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 10 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 10.

f. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental or any department or agency thereof.

g. “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the 1933 Act, and the declaration or

i

ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the “SEC”).

h. “Registrable Securities” means (i) the Shares required to be issued on the Closing Date, (ii) any Preemptive Right Securities (as defined in the Purchase Agreement), and (iii) any common shares issued or issuable with respect to such Shares and Preemptive Right Securities as a result of any share split, share dividend, recapitalization, exchange or similar event or otherwise; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities becomes effective under the 1933 Act and such securities are disposed of in accordance with such Registration Statement, (b) such securities are sold in accordance with Rule 144 (as defined in Section 9), or (c) such securities become transferable without any restrictions in accordance with Rule 144(k) (or any similar rule then in effect under the 1933 Act).

i. “Registration Statement” means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

j. “Trading Day” means any day on which the Common Shares are traded on the principal securities exchange or securities market in the United States or Canada on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade, or actually trade on such exchange or market, for less than 4.5 hours.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

2.	DEMAND REGISTRATION.

(a) Request for Registration. At any time after the earlier of January 1, 2006 or the date of effectiveness of the Company’s registration statement on Form S-1 (File No. 333-127498) (the “Existing Registration Statement”), if the Company shall receive a written request (“Demand Notice”) from an Investor holding at least 30% of the Registrable Securities then outstanding (the “Initiating Investor”) for registration under the 1933 Act (a “Demand Registration”) of all or part of its Registrable Securities but not less than 30% of the Registrable Securities then outstanding, then the Company shall, within 15 days of the receipt thereof, give written notice of such Demand Notice to each Investor. Within 15 days after receiving such notice, each Investor may make a written request to the Company that any or all of the Investor’s Registrable Securities be included in the Demand Registration, which notice shall specify the number of shares to be so included. Subject to Section 2(e) hereof, the Company shall include in the Demand Registration (or in a separate Registration Statement filed concurrently therewith) all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the receipt by such Investor of the Company’s notice. Each Investor shall be permitted to withdraw all or part of the Investor’s Registrable Securities requested to be included in the Demand Registration at any time prior to the effective date of such Demand Registration without any liability for any registration expenses. The Demand Notice will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof and the jurisdictions in which registration is reasonably desired.

b. Limitation on Demand Registration. The Company shall not be obligated to effect more than three Demand Registrations under this Section 2. Notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled to postpone (but not more than once in any twelve month period), for a reasonable period of time not in excess of 90 days, the filing of a Registration Statement if the Company delivers to the Investors a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying that, in the good faith judgment of the Board of Directors of the Company, such registration and offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Persons receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 4(i). If the

Company shall so postpone the filing of a Registration Statement, the Initiating Investor shall have the right to withdraw the request for registration by giving written notice to the Company within 10 days of the anticipated termination date of the postponement period, as provided in the certificate delivered by the Company pursuant hereto, and in the event of such withdrawal, such request shall not be counted for purposes of the number of Demand Registrations to which the Investors are entitled pursuant to the terms of this Agreement.

c. Effective Registration. A registration will not count as a Demand Registration (i) unless a Registration Statement with respect thereto has become effective (unless the Initiating Investor withdraws its shares of Registrable Securities requested to be included in the Demand Registration), (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to an Investor and has not thereafter become effective, or (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of an Investor.

d. No Third-Party Piggy-Back on Demand Registrations without Consent. Neither the Company nor any of its security holders who are not Investors may include securities of the Company in any Demand Registration without the prior written consent of the Initiating Investor.

e. Priority on Demand Registrations. In the event an offering pursuant to a Demand Registration shall be in the form of an underwritten offering pursuant to subsection (f) below, if the managing underwriter or underwriters of such offering advise the Company and the Investors in writing that, in their good faith judgment, the number of Registrable Securities and any other securities requested to be included in such offering is sufficiently large to adversely affect the success of such offering (a “Material Adverse Effect”), then (i) the amount of securities to be included in the Demand Registration for any Persons (other than the Company and the Investors) shall first be reduced, thereafter the securities to be offered for the account of the Company shall be reduced, and thereafter the Registrable Securities to be offered for the account of the Investors shall be reduced so that the total number of securities to be included in the offering shall be the recommended number by such managing underwriter or underwriters, unless the Investors desire to sell a number of Registrable Securities that is less than the total amount that they are entitled to sell, in which event the number of Registrable Securities not so elected to be sold shall be allocated first to the Company and then to any other holders of securities of the Company permitted to include their securities in such Demand Registration pursuant to Section 2(d).

f. Manner of Offering; Selection of Underwriters. If the Initiating Investor so requests, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering and all Persons electing to participate in such Demand Registration shall be bound by such determination. If a Demand Registration is in the form of an underwritten offering, the Initiating Investor shall select the managing underwriter or underwriters to be used in connection with the offering; provided, however, that such underwriter or underwriters must be reasonably satisfactory to the Company.

3.	PIGGY-BACK REGISTRATION.

a. Request for Registration. At any time after the date hereof, if the Company proposes to file a registration statement under the 1933 Act (other than (i) a registration statement on Form S-4 or S-8 or any successor form that may be adopted by the SEC, (ii) a registration statement filed in connection with an exchange offer or offering of securities or debt solely to the Company’s existing security or debt holders, (iii) a registration statement filed as a “shelf” registration pursuant to Rule 415 under the 1933 Act or (iv) the Existing Registration Statement (an “Exempt Offering”)) with respect to an offering of securities of the same class as the Registrable Securities for the Company’s own account or for the account of any of its security holders, then the Company shall give written notice of such proposed filing to each Investor as soon as practicable (but in no event less than 20 nor more than 60 days before the anticipated filing date). Such notice shall offer each Investor the opportunity to have all or any of the Registrable Securities held by such Investor included in the Registration Statement proposed to be filed or, at the Company’s option, in a separate Registration Statement to be filed concurrently with such Registration Statement (the “Piggy-Back Registration”). Within 15 days after receiving such notice, each Investor may make a written request to the Company that any or all of the Investor’s Registrable Securities be included in the Piggy-Back Registration, which notice shall specify the number of shares to be so included. Subject to Section 3(b) hereof, the Company shall include in the Piggy-Back Registration (or in a separate Registration

Statement filed concurrently therewith) all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the receipt by such Investor of the Company’s notice. The Company may in its discretion withdraw any Registration Statement filed pursuant to this Section 3(a) subsequent to its filing without liability to any Investor except with respect to expenses. Each Investor shall be permitted to withdraw all or part of the Investor’s Registrable Securities requested to be included in a Piggy-Back Registration at any time prior to the effective date of such Piggy-Back Registration without any liability for any registration expenses.

b. Priority on Piggy-Back Registration. If any Piggy-Back Registration is to be an underwritten offering, the Company shall use its reasonable efforts to cause the managing underwriter or underwriters to permit the shares of Registrable Securities requested by each Investor to be included in the Piggy-Back Registration (on the same terms and conditions as similar securities of the Company included therein to the extent appropriate). Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advise the Company in writing that, in their good faith judgment, the number of Registrable Securities and any other securities requested to be included in such offering is sufficiently large to have a Material Adverse Effect, then (i) if such Piggy-Back Registration is incident to a primary registration on behalf of the Company, the amount of securities to be included in the Piggy-Back Registration for any Persons (other than the Company) shall be reduced pro rata so that the total number of securities to be included in the offering shall be the recommended number by such managing underwriter or underwriters, unless an Investor desires to sell a number of Registrable Securities that is less than the total amount that it is entitled to sell, and (ii) if such Piggy-Back Registration is incident to a secondary registration on behalf of holders of securities of the Company, the Company shall include in such Registration Statement (A) first, the number of securities of such Person(s) on whose behalf the registration is being made, (B) second, the number of Registrable Securities requested to be included in such registration pursuant to this Section 3 and for the account of all other Persons pursuant to similar piggy-back registration rights in excess of the securities such Persons on whose behalf the registration is being made propose to sell that, in the good faith judgment of such managing underwriters, can be sold without causing a Material Adverse Effect on such offering, and (C) third, the number of securities requested to be included in such registration by the Company.

c. Legal Counsel. Subject to Section 6 hereof, the Purchaser shall have the right to select one legal counsel to review, on behalf of the Purchaser, any registration pursuant to this Agreement (“Legal Counsel”), which shall be Commercial Law Group, P.C., or such other counsel as thereafter designated in writing to the Company by the Purchaser or its assignee. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations under this Agreement.

4.	REGISTRATION PROCEDURES.

At such time as the Company is obligated to effect the registration of the Registrable Securities with the SEC pursuant to Section 2 or 3 hereof, the Company will use its reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a. The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the applicable Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after such filing. The Company shall keep each Registration Statement effective at all times for a period of at least 120 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have been sold (the “Registration Period”). Such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The term “reasonable efforts” shall mean, among other things, that the Company shall submit to the SEC, within three (3) Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on the Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request; provided, however, that, subject to Section 4(t), the Company may delay (an “Effectiveness Request Grace Period”) such submission of a request for acceleration of effectiveness of such Registration Statement if, in the good faith opinion of the Company and its counsel, such Effectiveness Request Grace Period is necessary to avoid disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required; provided that the Company shall (i) promptly notify the Investor in writing of the existence of material non-public information giving rise to such an Effectiveness Request Grace Period (provided that in each notice the Company shall not disclose the content of such material non-public information to the Investor), (ii) submit such request for acceleration of effectiveness as soon as, in the good faith opinion of Company and its counsel, such Effectiveness Request Grace Period is no longer necessary (subject to Section 4(t)), and (iii) notify the Investor in writing of the date on which the Effectiveness Request Grace Period ends.

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) to each Registration Statement as may be necessary to keep such Registration Statement effective at all times during the Registration Period, with respect to the disposition of all securities covered by the Registration Statement and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of the securities of the Company covered by such Registration Statement until such time as all of such securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the 1933 Act. In the case of amendments and supplements to a Registration Statement that are required to be filed pursuant to this Agreement (including pursuant to this Section 4(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company shall have incorporated such report by reference into the Registration Statement, if applicable and permitted by law, or shall file such amendments or supplements with the SEC as soon as practicable after such filing of the report; provided, however, that the Company may delay the filing of any applicable supplement or amendment pursuant to Section 4(t) (any such delay, a “Current Report Update Grace Period”).

c. The Company shall (A) permit Legal Counsel to review and comment upon (i) the Registration Statement at least five (5) Business Days prior to its filing with the SEC, and (ii) all amendments and supplements to the Registration Statement (except for Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any document, Registration Statement, amendment or supplement described in the foregoing clause (A) in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of the Registration Statement or any amendment or supplement thereto without providing prior notice thereof to Legal Counsel and each Investor. The Company shall furnish to Legal Counsel, without charge, (i) promptly after the same is prepared and filed with the SEC, one copy of the Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference that have not been filed, or are not immediately available electronically, via EDGAR, and all exhibits, and (ii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 4.

d. The Company shall furnish to each Investor whose Registrable Securities are included in a Registration Statement, and to any managing underwriter or underwriters, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by the Investor or the managing underwriter or underwriters) and deliver to the Investor, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as the Investor may reasonably request in connection with the distribution of the Registrable Securities.

e. The Company shall use its reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Investor of the Registrable Securities covered by a

Registration Statement under the securities or “blue sky” laws of all the states of the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e) or (y) subject itself to general taxation in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

f. The Company shall notify Legal Counsel and each Investor in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver to each Investor, without charge, as many copies of the Prospectus included in such Registration Statement and each amendment or supplement thereto as such Investor may reasonably request in connection with the distribution of the Registrable Securities. The Company shall also promptly notify Legal Counsel and each Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered electronically to Legal Counsel and each Investor on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

g. The Company shall use its reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as soon as practicable and to notify Legal Counsel and each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

h. At the reasonable request (in the context of the securities laws) of any Investor, the Company shall furnish to such Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as an Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investor, provided that such Investor shall reimburse the Company for its out-of-pocket expenses incurred in connection with the furnishing of any such letter and opinion.

i. At the reasonable request (in the context of the securities laws) of any Investor, the Company shall upon receipt of a waiver of such investor’s non-public information requirements make available for inspection during regular business hours by (i) any Investor, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investors (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information that any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to an Investor and Legal Counsel) or use of any

Record or other information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Inspector has knowledge. Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Each Inspector that exercises its rights under this Section 4(i) shall be obligated to execute a non-disclosure agreement containing such reasonable terms as the Company may request. The fees and expenses of the Inspectors shall be borne by the applicable Investor or Investors.

j. The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

k. The Company shall use its reasonable efforts to (i) maintain the listing of the Common Shares on the Toronto Stock Exchange or, if listed on a U.S. national securities exchange, the NYSE, the AMEX, the Nasdaq National Market or the Nasdaq SmallCap Market, on such exchange or market, (ii) cause all the Registrable Securities covered by a Registration Statement to be listed (or quoted, as applicable) on each United States or Canadian securities exchange or trading market on which securities of the same class or series issued by the Company are then listed or traded, and (iii) without limiting the generality of the foregoing, to arrange for at least three market makers to register with the National Association of Securities Dealers, Inc. (“NASD”) as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 4(k).

l. The Company shall cooperate with each Investor who holds Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

m. The Company shall provide a transfer agent and registrar of all such Registrable Securities not later than the effective date of the applicable Registration Statement.

n. If requested by an Investor, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as an Investor requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by an Investor of such Registrable Securities.

o. The Company shall use its reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities in the United States and Canada as may be necessary to consummate the disposition of such Registrable Securities.

p. The Company shall make generally available to its security holders, as soon as practicable, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date of a Registration Statement.

q. The Company shall otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

r. Within two (2) Business Days after a Registration Statement that covers applicable Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to each Investor whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC, provided that if the Company changes its transfer agent, it shall immediately deliver any previously delivered notices under this Section 4(r) and any subsequent notices to such new transfer agent.

s. The Company shall make such filings with the NASD (including providing all required information and paying required fees related thereto) as and when requested by an Investor and make all other filings and take all other actions reasonably necessary to expedite and facilitate disposition by Investors of Registrable Securities pursuant to a Registration Statement.

t. Notwithstanding anything to the contrary in Section 4(f), at any time after the applicable Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company and its counsel, in the best interest of the Company and, in the opinion of counsel to the Company, otherwise required (a “Post-Effectiveness Grace Period,” and along with each Effectiveness Request Grace Period and Current Report Update Grace Period, each a “Grace Period”); provided that the Company shall promptly (i) notify the Investor in writing of the existence of material non-public information giving rise to a Post-Effectiveness Grace Period (provided that in each notice the Company shall not disclose the content of such material nonpublic information to the Investor) and the date on which the Post-Effectiveness Grace Period will begin, and (ii) notify the Investor in writing of the date on which the Post-Effectiveness Grace Period ends. Notwithstanding anything to the contrary contained herein, no Grace Period shall exceed 30 consecutive days, any Grace Periods during any 365-day period shall not exceed an aggregate of 60 days, and the first day of any Grace Period must be at least two (2) Trading Days after the last day of any prior Grace Period (a Grace Period that satisfies all of the requirements of Sections 4(a) and 4(b) and this Section 4(t), as applicable, being referred to as an “Allowable Grace Period”). For purposes of determining the length of a Post-Effectiveness Grace Period under this Section 4(t), the Post-Effectiveness Grace Period shall begin on and include the date the holders receive the notice referred to in clause (i) and shall end on and include the later of the date the holders receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 4(f) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of a Post-Effectiveness Grace Period, the Company shall again be bound by the first sentence of Section 4(f) with respect to the information giving rise thereto unless such material non-public information is no longer applicable.

u. After the date of this Agreement, the Company shall not, without the prior written consent of Investors holding a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Investor hereunder.

5.	OBLIGATIONS OF THE INVESTORS.

a. At least six (6) Business Days prior to the first anticipated filing date of a Registration Statement filed pursuant to Sections 2 or 3 hereof and at least five (5) Business Days prior to the filing of any amendment or supplement to a Registration Statement, the Company shall notify each Investor in writing of the information, if any, the Company requires from each such Investor if such Investor elects to have any of such Investor’s Registrable Securities included in such Registration Statement or, with respect to an amendment or a supplement, if such Investor’s Registrable Securities are included in such Registration Statement (each an “Information Request”). Provided that the Company shall have complied with its obligations set forth in the preceding sentence, it shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company, in response to an Information Request, such information regarding itself; the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b. Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

c. Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(g) or the first sentence of Section 4(f) or written notice from the Company of a Grace Period, such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(f) or receipt of notice that no supplement or amendment is required or that the Grace Period has ended. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended Common Shares to a transferee of an Investor in connection with any sale of Registrable Securities pursuant to a Registration Statement covering such Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 4(g) or the first sentence of Section 4(f) and for which the Investor has not yet settled.

6.	EXPENSES OF REGISTRATION.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2, 3 and 4, including all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company, except as provided in Section 4(h). The Company shall also reimburse the Investor for the reasonable fees and disbursements of Legal Counsel in connection with registration, filing or qualification pursuant to Sections 2, 3 and 4 of this Agreement, up to a maximum of $10,000 per Registration Statement.

7.	INDEMNIFICATION.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Investor, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act, the 1934 Act or the Canadian Securities Laws (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body (including the SEC or any state or provincial securities commission authority or self-regulatory organization, in the United States, Canada or anywhere else in the world), whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any of the Canadian Securities Laws, any other law, including any state, provincial or foreign securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement or (iv) any material violation of this Agreement by the Company (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Subject to Section 7(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation that occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 4(d); (ii) with respect to any preliminary prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such prospectus was timely made available by the Company pursuant to Section 4(d), and the Indemnified Person was promptly advised in writing not to use the incorrect preliminary prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 4(d); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 10.

b. In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 7(a), the Company, each of its directors, each of its officers who signs the Registration Statement, and each Person, if any, who controls the Company within the meaning of the 1933 Act, the 1934 Act or the Canadian Securities Laws (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act, the Canadian Securities Laws or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and, subject to Section 7(c), such Investor will reimburse, promptly as such expenses are incurred and are due and payable, any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 7(b) and the agreement with respect to contribution contained in Section 8 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided, further, however, that the aggregate liability of the Investor in connection with any Violation shall not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to the Registration Statement giving rise to such Claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 10. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be. In any such proceeding, any Indemnified Person or Indemnified Party may retain its own counsel, but, except as provided in the following sentence, the fees and expenses of that counsel will be at the expense of that Indemnified Person or Indemnified Party, as the case may be, unless (i) the indemnifying party and the Indemnified Person or Indemnified Party, as applicable, shall have mutually agreed to the retention of that counsel, (ii) the indemnifying party does not assume the defense of such proceeding in a timely manner or (iii) in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel for the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding, in which case the Company shall pay reasonable fees for up to one separate legal counsel for the Investors, and such legal counsel shall be selected by the Investor(s) holding at least two-thirds (2/3) in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not the Indemnified Party or Indemnified Person is an actual or potential party to such action or claim), which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 7, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

e. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

8.	CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 7 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale, shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited to an amount equal to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to the Registration Statement giving rise to such action or claim for indemnification less the amount of any damages that such seller has otherwise been required to pay in connection with such sale.

9.	REPORTS UNDER THE 1934 ACT.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration (“Rule 144”), after the Company first becomes subject to reporting obligations under the 1934 Act, the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on 8-K (other than Current Reports on Form 8-K that are required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06 or 4.02(a) of Form 8-K) and any similar or successor reports required of the Company under the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon written request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.

10.	ASSIGNMENT OF REGISTRATION RIGHTS.

The rights under this Agreement shall be automatically assignable by the Purchaser to any transferee or assignee of all or any portion of Registrable Securities if: (i) the Purchaser agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within five (5) Business Days after such transfer or assignment; (ii) the Company is, within five (5) Business Days after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act or any applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) in the case of a transfer or assignment of fewer than all of the Registrable Securities then held by the Investor to a Person that is not an affiliate of the Investor, at least 9,000,000 Registrable Securities (subject to adjustment for stock splits, stock dividends, stock combinations and similar transactions after the date of this Agreement) are transferred or assigned to the transferee or assignee.

11.	AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors who then hold at least two-thirds (2/3) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon each Investor and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

12.	MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be as set forth below, or such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change:

If to the Company:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Telephone: (713) 739-1800

Facsimile: (713) 739-0458

Attention: Chief Executive Officer

With a copy to:

Vinson & Elkins, L.L.P.

First City Tower

1001 Fannin Street, Suite 2300

Houston, Texas 77002-6760

Telephone: (713) 758-2222

Facsimile: (713) 758-2346

Attention: T. Mark Kelly, Esq.

If to the Purchaser:

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Mr. Douglas J. Jacobson

Facsimile (405) 879-9546

With a copy to Legal Counsel:

Commercial Law Group, P.C.

2725 Oklahoma Tower

210 Park Avenue

Oklahoma City, Oklahoma 73102-5643

Attention: C. Ray Lees, Esq.

Facsimile: (405) 232-5553

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Harris County for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e. This Agreement, the Purchase Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Purchase Agreement and the other Transaction Documents supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

f. Subject to the requirements of Section 10, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

i. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments arid documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. All consents and other determinations to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Investors holding at least two-thirds (2/3) of the Registrable Securities, determined without regard to any limitations on the issuance of the Shares. Any consent or other determination approved by Investors as provided in the immediately preceding sentence shall be binding on all Investors.

k. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

l. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and, to the extent provided in Sections 7(a) and 7(b) hereof, each Investor, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act, the 1934 Act or the Canadian Securities Laws and each of the Company’s directors, each of the Company’s officers who signs the Registration Statement, and each Person, if any, who controls the Company within the meaning of the 1933 Act, the 1934 Act or the Canadian Securities Laws, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

m. Unless the context otherwise requires, (a) all references to Sections are to Sections contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

COMPANY:	PURCHASER:

GASTAR EXPLORATION LTD.	CHESAPEAKE ENERGY CORPORATION

By:	By:
J. Russell Porter, President and Chief Executive Officer	Douglas J. Jacobson, Senior Vice President